Exhibit 99.1

FOR IMMEDIATE RELEASE June 11, 2009	NEWS OTCBB: LFVN

Contact:	Jan Strode (619) 890-4040 Jean Golden (612) 385-2324
Carrie Carlander Joins LifeVantage as Chief Financial Officer
SAN DIEGO, CA, June 11, 2009 — LifeVantage Corporation (OTCBB: LFVN), maker of Protandim®, today announced the Board of Directors has approved the appointment of Carrie Carlander as Chief Financial Officer.
Ms. Carlander most recently served as Chief Financial Officer of Genelux Corporation. Prior to Genelux, Ms. Carlander served as Chief Financial Officer for Adventrx Pharmaceuticals. She has also served in the role of Vice President Finance for V-Enable, Inc. and Websense Inc. Ms. Carlander has an MBA in Finance and Management from San Diego State University, a Bachelor’s Degree from the University of California at San Diego and is a Certified Management Accountant.
“I am very pleased that Carrie has joined LifeVantage,” said David W. Brown, President and CEO of LifeVantage Corporation. “ Her impressive background and track record with dynamic public companies and her proven abilities in corporate governance, strategic planning, investor relations, and finance, will be a tremendous asset to LifeVantage.”
“I am excited and honored to join the LifeVantage team, as I feel this is a company with tremendous growth potential. I look forward to joining David and the rest of the management team in building upon the great momentum the Company has recently generated through its launch into the network marketing channel and its rapid attraction of thousands of independent distributors,” said Ms. Carlander.
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LifeVantage Corporation
LifeVantage Corporation is a publicly traded (OTCBB: LFVN), science-based, natural products company, dedicated to helping people reach their health and wellness goals through science-based solutions to oxidative stress. Founded in 2003 and based in San Diego, CA, LifeVantage develops nutraceutical products, including Protandim®, that leverage the company’s expertise and that are intended to deliver significant health benefits to consumers. For more information, visit www.LifeVantage.com.
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company uses the words “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “plan,” “target” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, the risk that government regulators and regulations could adversely affect our business; future laws or regulations may hinder or prohibit the production or sale of our existing product and any future products; unfavorable publicity could materially hurt our business; and the Company’s ability to protect our intellectual property rights and the value of our product. These and other risk factors are discussed in greater detail in the Company’s Annual Report on Form 10-KSB under the caption “Risk Factors”, and in other documents filed the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.
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Note to Editors: Contact Jan Strode at 619-890-4040 or Jean Golden 612-385-2324 for interviews, photography, and other requests.